Exhibit 99.1

Media contact: Ben Kiser, 402.458.3024
Investor contact: Cheryl Watson, 317.469.2064

Nelnet Announces Strategic Initiative to Position Company for Long-Term Success

Expects to reduce operating expenses by $25 million to $35 million annually beginning in 2008

LINCOLN, Neb., September 6, 2007 – Nelnet (NYSE: NNI) today announced a strategic initiative to create efficiencies and lower costs in advance of the anticipated passage of federal legislation impacting the student loan programs and to position the company for continued long-term success. Under the initiative, Nelnet is reducing its workforce and simplifying its operating structure.

“Severe cuts to the student loan programs are changing our approach, but not our commitment, to the education finance market and, specifically, the Federal Family Education Loan (FFEL) Program,” said Mike Dunlap, Chairman and Chief Executive Officer of Nelnet. “Fortunately, our business model has been developed specifically to reduce political risk, adapt to these kinds of changes, and deliver long-term value to our customers.”

The changes announced today are designed to position the company for continued long-term success by lowering the cost of student loan acquisition, creating efficiencies in its asset generation business, and decreasing operating expenses partially through a reduction in workforce and realignment of operating facilities. The company will have a net reduction of approximately 400 positions, from its current level of approximately 3,300 associates.

In addition, the company is simplifying its operating structure to leverage its larger facilities and technology. This will be achieved by closing five small origination offices and downsizing the company’s presence in Indianapolis from more than 320 associates to a staff of approximately 55. The majority of the reductions will be made in conjunction with the targeted office closings, and the entire process is expected to be substantially complete during the fourth quarter of 2007.

“The result will be an efficient, competitive company that provides more value to our customers and more opportunities to our associates over the long term,” continued Dunlap.

The company expects to reduce operating expenses by $25 million to $35 million (before tax) annually beginning in 2008.

The company estimates that the total after-tax charge to earnings related to severance costs, contract termination costs, and impairment of property and equipment will range between $12 million and $14 million in 2007, of which approximately 70 percent to 80 percent will be incurred in the third quarter.

The company expects to incur additional charges at the time the proposed federal legislation is enacted into law. Based on the proposed legislation as it exists today management expects the company to incur total after-tax non-cash charges of between $22 million and $27 million for the impairment of goodwill and certain assets associated with previous asset and business acquisitions. The company also expects to recognize a provision for loan losses related to the increase in risk share due to the anticipated elimination of the Exceptional Performer program. Assuming the elimination of the Exceptional Performer program and a default insurance rate of 97 percent, this after-tax provision is expected to be between $10 million and $11 million.

“The decisions affecting associates are very difficult,” added Dunlap. “Through the transition, we are committed to supporting our associates with career and job placement services, extended benefits, and severance packages.”

As part of its efforts to help minimize the impact on associates, Nelnet has signed two letters of intent with third parties which contemplate arrangements for the third parties to offer jobs to certain associates in the company’s Indianapolis and Bryan, Texas offices, as well as to sublease office space and purchase certain assets. Approximately 175 associates, included in the net reduction of positions mentioned above, may be offered positions with these third parties. The company intends to negotiate definitive agreements with the respective third parties with the intent that the agreements will be effective later this year.

The net reduction of positions mentioned above also includes the expected addition of approximately 100 new positions in its Lincoln headquarters before the end of the year to accommodate expanded default management operations as well as certain customer service support functions, which will be relocated from Indianapolis.

The key elements of the company’s business model are diversifying revenue streams, increasing fee-based income which currently makes up more than 50 percent of the company’s total revenue, generating high quality student loan assets, and deploying capital with a long-term focus.

“These actions, along with our continued focus on diversification, will further strengthen our business model in this new environment,” Dunlap concluded.

For 28 years, Nelnet has been helping the education-seeking family plan for their education, pay for their education, and prepare for their careers. The company has invested hundreds of millions of dollars in products, services, and technology improvements for students and the educational institutions they attend. These services include live counseling to help families through all aspects of the financial aid process, benefits for borrowers, including tens of millions of dollars in borrower loan discounts and other benefits, and Nelnet sponsored scholarships. Nelnet serves students in 50 states, employs over 3,000 associates, and has $26.2 billion in net student loan assets.

Additional information is available at www.nelnet.com.

Information contained or incorporated in this press release, other than historical information, may be considered forward looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance, or financial condition expressed or implied by the forward-looking statements are the pending and uncertain nature of the reported federal legislation expected to significantly affect student loan programs, the uncertain nature of estimated expenses that may be incurred and cost savings that may result from the strategic initiatives, the pending and nonbinding nature of the reported letters of intent, changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans.